JKHY Q1 Fiscal 2017 Revenue Increases 7%
November 7, 2016

Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES ENDS FIRST QUARTER
FISCAL 2017 WITH 7% INCREASE IN REVENUE

Monett, MO, November 7, 2016 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced first quarter fiscal 2017 results.
Revenue for the quarter ended September 30, 2016 increased to $345.0 million, a 7% increase over the first quarter of fiscal 2016. Gross profit also increased 9% to $150.3 million, and net income increased 21% to $62.2 million, or $0.79 per diluted share.
According to David Foss, President and CEO, “We are pleased to report another quarter with record revenue and earnings along with organic growth slightly ahead of our guidance.  Our combined sales teams ended the quarter ahead of plan, which is a good indicator to begin the year after the strong sales quarter we experienced in Q4 FY’16.  We had two very successful client education conferences in the last two months for our Jack Henry Banking and Symitar brands, with record attendance by existing customers and over forty new core prospects attending between the two conferences."
Operating Results
Revenue, cost of sales, and gross profit results for the quarter were as follows:

Revenue, Cost of Sales, and Gross Profit (Unaudited)
(In Thousands)	Three Months Ended September 30,		% Change
	2016	2015
Revenue
License	$694	$1,604	(57)%
Percentage of Total Revenue	<1%	<1%
Support and Service	333,046	307,746	8%
Percentage of Total Revenue	97%	96%
Hardware	11,288	12,268	(8)%
Percentage of Total Revenue	3%	4%
Total Revenue	345,028	321,618	7%

Cost of Sales
Cost of License	252	181	39%
Cost of Support and Service	185,892	174,714	6%
Cost of Hardware	8,619	8,768	(2)%
Total Cost of Sales	194,763	183,663	6%

Gross Profit
License Gross Profit	442	1,423	(69)%
License Gross Profit Margin	64%	89%
Support and Service Gross Profit	147,154	133,032	11%
Support and Service Gross Profit Margin	44%	43%
Hardware Gross Profit	2,669	3,500	(24)%
Hardware Gross Profit Margin	24%	29%
Total Gross Profit	$150,265	$137,955	9%
Gross Profit Margin	44%	43%

•
Revenue from one-time deconversion fees totaled $13,052 for the first quarter, an increase of $5,976 compared to the prior year first quarter. Excluding total deconversion fees from both quarters, revenues increased 6% and gross margin increased 5% in the first quarter of fiscal 2017 compared to the same period in fiscal 2016.

JKHY Q1 Fiscal 2017 Revenue Increases 7%
November 7, 2016

•
First quarter fiscal 2016 included revenue of $6,425 from Alogent, which was sold in the fourth quarter of fiscal 2016. Excluding Alogent from the prior year, revenues increased 9% and gross margin increased 11%.

•
For the first quarter of fiscal 2017, the bank systems and services segment revenue increased 9% to $257.8 million with a gross margin of 42% from $236.7 million with a gross margin of 40% in the same quarter last year. Excluding Alogent from fiscal 2016, bank systems and services segment revenue increased 12%.  The credit union systems and services segment revenue increased 3% to $87.2 million with a gross margin of 47% for the first quarter of fiscal 2017 from $84.9 million and a gross margin of 50% in the same period a year ago.

Operating Expenses and Operating Income
Operating income increased 14% to $91.4 million, or 26% of first quarter fiscal 2017 revenue, compared to $80.5 million, or 25% of revenue in the first quarter of fiscal 2016.

(Unaudited, In Thousands)	Three Months Ended September 30,		% Change
	2016	2015
Selling and Marketing	$22,127	$21,751	2%
Percentage of Total Revenue	6%	7%
Research and Development	19,739	18,554	6%
Percentage of Total Revenue	6%	6%
General and Administrative	16,982	17,113	(1)%
Percentage of Total Revenue	5%	5%
Total Operating Expenses	58,848	57,418	2%
Operating Income	$91,417	$80,537	14%
Operating Margin	26%	25%

•	The increase in research and development costs was mostly due to increased salary and personnel costs.

•	Excluding total deconversion fees from both quarters, operating income increased 7% in the first quarter fiscal 2017 compared to the same quarter a year ago.
Net Income
First quarter net income totaled $62.2 million, or $0.79 per diluted share, compared to $51.4 million, or $0.64 per diluted share in the first quarter of fiscal 2016, for an increase in net income of 21% and an increase in diluted earnings per share of 24%.

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended September 30,		% Change
	2016	2015
Income Before Income Taxes	$91,383	$80,430	14%
Provision for Income Taxes	29,139	29,064	—%
Net Income	$62,244	$51,366	21%
Diluted earnings per share	$0.79	$0.64	24%

•
Provision for income taxes increased slightly for the quarter, although the effective rate decreased to 31.9% of income before income taxes from 36.1% for the three months ending September 30, 2015. The decrease in the effective tax rate was primarily due to the adoption of ASU 2016-09 during the quarter, as well as the recognition of a tax benefit from the federal Research and Experimentation Credit ("R&E Credit"), which was not available during the first quarter of fiscal 2016.

•	Excluding deconversion fees, net income increased 14% in the first quarter fiscal 2017 compared to the same quarter a year ago.

•	The adoption of ASU 2016-09 resulted in an increase in diluted earnings per share of $0.03 for the current quarter.
According to Kevin Williams, CFO, “Adjusting for the net increase in deconversion fees compared to last year, our total revenue growth for the quarter was a little ahead of our previous guidance. Also, if you consider this plus the grow over of Alogent, which the increase in deconversion fees essentially offset, our revenue growth would have been right in line with prior years revenue growth at roughly 8%. We still have three more quarters of Alogent revenue to grow over (Q’2 $8,251, Q’3 $7,657 and Q’4 $6,089), as well as one more quarter to grow over the large payments customer we lost last year in our second fiscal quarter.”

JKHY Q1 Fiscal 2017 Revenue Increases 7%
November 7, 2016

Balance Sheet and Cash Flow Review

•	At September 30, 2016, cash and cash equivalents were consistent with September 30, 2015 at $84.5 million.

•	Trade receivables totaled $148.4 million at September 30, 2016, an increase from $147.7 million at September 30, 2015.

•	Current and long term debt has been paid off at September 30, 2016, and totaled $1.1 million a year ago.

•	Current deferred revenue increased to $295.9 million at September 30, 2016, compared to $293.8 million a year ago.

•	Stockholders' equity increased to $972.6 million at September 30, 2016, compared to $954.3 million a year ago.
Cash provided by operations totaled $133.4 million in the first quarter of fiscal 2017 compared to $126.8 million last year. The following table summarizes net cash (in thousands) from operating activities:

(Unaudited, In Thousands)	Three Months Ended September 30,
	2016	2015
Net income	$62,244	$51,366
Depreciation	12,390	12,993
Amortization	21,746	18,211
Other non-cash expenses	9,174	3,784
Change in receivables	105,495	97,926
Change in deferred revenue	(51,186)	(39,702)
Change in other assets and liabilities	(26,492)	(17,768)
Net cash provided by operating activities	$133,371	$126,810

Cash used in investing activities for the first quarter of fiscal 2017 totaled $31.9 million, compared to $48.6 million for the same period in fiscal 2016 and included the following:

(Unaudited, In Thousands)	Three Months Ended September 30,
	2016	2015
Payment for acquisitions, net of cash acquired	$—	$(8,275)
Capital expenditures	(8,113)	(12,908)
Proceeds from the sale of assets	777	38
Internal use software	(4,328)	(4,402)
Computer software developed	(20,237)	(23,015)
Net cash from investing activities	$(31,901)	$(48,562)

•	The $8.1 million in capital expenditures was mainly for the purchase of computer equipment.

Financing activities used cash of $87.3 million in the first quarter of fiscal 2017 and $142.1 million in the same period of fiscal 2016.

(Unaudited, In Thousands)	Three Months Ended September 30,
	2016	2015
Repayments on credit facilities	(200)	(51,590)
Purchase of treasury stock	(61,338)	(69,242)
Dividends paid	(21,857)	(20,200)
Net cash from issuance of stock and tax related to stock-based compensation	(3,866)	(1,044)
Net cash from financing activities	$(87,261)	$(142,076)

Quarterly Conference Call
The company will hold a conference call on November 8, 2016; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

JKHY Q1 Fiscal 2017 Revenue Increases 7%
November 7, 2016

About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Its solutions serve approximately 10,500 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions.  Symitar® is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Q1 Fiscal 2017 Revenue Increases 7%
November 7, 2016

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended September 30,		% Change
	2016	2015
REVENUE
License	$694	$1,604	(57)%
Support and service	333,046	307,746	8%
Hardware	11,288	12,268	(8)%
Total	345,028	321,618	7%
COST OF SALES
Cost of license	252	181	39%
Cost of support and service	185,892	174,714	6%
Cost of hardware	8,619	8,768	(2)%
Total	194,763	183,663	6%
GROSS PROFIT	150,265	137,955	9%
Gross Profit Margin	44%	43%
OPERATING EXPENSES
Selling and marketing	22,127	21,751	2%
Research and development	19,739	18,554	6%
General and administrative	16,982	17,113	(1)%
Total	58,848	57,418	2%
OPERATING INCOME	91,417	80,537	14%
INTEREST INCOME (EXPENSE)
Interest income	108	113	(4)%
Interest expense	(142)	(220)	(35)%
Total	(34)	(107)	(68)%
INCOME BEFORE INCOME TAXES	91,383	80,430	14%
PROVISION FOR INCOME TAXES	29,139	29,064	—%
NET INCOME	$62,244	$51,366	21%
Diluted net income per share	$0.79	$0.64
Diluted weighted average shares outstanding	78,844	80,735

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)	September 30,		% Change
	2016	2015
Cash and cash equivalents	$84,519	$84,485	—%
Receivables	148,428	147,652	1%
Total assets	1,732,252	1,714,197	1%

Accounts payable and accrued expenses	$76,913	$75,274	2%
Current and long term debt	—	1,107	(100)%
Deferred revenue	469,868	493,354	(5)%
Stockholders' Equity	972,589	954,284	2%